EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-50326, No. 333-38143, No. 033-59898, and No. 033-38138) pertaining to the Investment Incentive Plan of Fremont General Corporation of our report dated June 30, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant subsequent events), with respect to the financial statements of the Fremont General Corporation and Affiliated Companies Investment Incentive Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
June 30, 2008